Exhibit 99.1

For Immediate Release
November 4, 2019
NW Natural Holdings Reports Third Quarter and Year-to-Date 2019 Results

PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:

•
Reported year-to-date earnings of $0.91 per share from continuing operations and adjusted earnings[1] of $1.13 per share for 2019, compared to earnings of $1.06 per share from continuing operations for 2018

•
Reported a net loss of $0.61 per share from continuing operations for the third quarter of 2019, compared to a loss of $0.39 per share for 2018. Both periods reflect the seasonality of our gas utility business with 2019 also affected by timing items related to the Oregon general rate case and tax reform

•	Added more than 12,000 natural gas meters over the last 12 months equating to a 1.6% growth rate

•	Ranked first in the nation for the seventh time in a decade among large gas utilities in the 2019 J.D. Power Gas Utility Residential Customer Satisfaction Study

•	Received Washington general rate case order providing an estimated annual benefit of $3.8 million (after-tax)

•	Signed purchase agreements for two water utilities bringing our total connections to nearly 25,000 serving about 62,000 people

•	Increased dividends for the 64th consecutive year with an annual indicated dividend rate of $1.91 per share

•
Reaffirmed 2019 GAAP earnings guidance from continuing operations in the range of $2.02 to $2.22 per share. Excluding a regulatory pension disallowance, reaffirmed 2019 earnings guidance from continuing operations on a non-GAAP basis[1] in the range of $2.25 to $2.45 per share

"We continue to be well positioned to meet our 2019 and long-term objectives," said David H. Anderson, president and CEO of NW Natural Holdings. "I'm pleased with our strong year-to-date financial results, continued growth in our gas utility, and the recognition once again from customers for our exceptional service."

Anderson continued, "We are seeing good momentum in our water and wastewater utility business with plans for disciplined growth. In October, we announced our 64th consecutive year of dividend increases. As we come to the close of our 160th year, I'm proud to continue executing on our strategy and meet our long-standing commitments to customers and shareholders."

For the third quarter of 2019, net loss from continuing operations increased $7.4 million to $18.5 million (or $0.61 per share), compared to a net loss from continuing operations of $11.1 million (or $0.39 per share) for the same period in 2018. The third quarter reflects the seasonal nature of the gas utility's earnings and timing variances due to new rates from the Oregon general rate case being volumetrically recovered, whereas pension expenses are recognized evenly over the year, and income tax benefits associated with tax reform are recognized in alignment with pre-tax income. Net income is unaffected by these items on an annual basis.

Year-to-date net income from continuing operations decreased $3.6 million to $27.0 million (or $0.91 per share) for 2019, compared to $30.5 million (or $1.06 per share) for the same period in 2018. Excluding a regulatory pension disallowance, on a non-GAAP basis1 adjusted year-to-date net income from continuing operations for 2019 was $33.6 million (or $1.13 per share) or an increase of $3.0 million compared to net income from continuing operations for the same period in 2018. Results reflected higher margin from new natural gas rates in Oregon and customer growth, partially offset by higher operations and maintenance expense, higher depreciation and interest expense, and lower other income.

__________

1     Adjusted 2019 metrics are non-GAAP financial measures and exclude the regulatory pension disallowance of $10.5 million pre-tax or $6.6 million and $0.22 cents per share after-tax. See "Year-To-Date Results", "2019 Earnings Guidance", and "Reconciliation to GAAP" for additional information.

KEY INITIATIVES

Washington General Rate Case
On Oct. 21, 2019, the Washington Utilities and Transportation Commission (WUTC) issued an order approving the all-party settlement in NW Natural's general rate case, increasing the utility's revenue requirement by $5.1 million (or $3.8 million after-tax). Approximately 10% of NW Natural’s revenues are derived from its Washington customers.

The order also approved a capital structure of 50% long-term debt, 1% short-term debt, and 49% common equity; a return on equity of 9.4%; cost of capital of 7.161%; and rate base of $173.7 million or an increase of $45.9 million since the last rate case.

The order also addresses how net benefits from the Tax Cuts and Jobs Act (TCJA) will be returned to customers. In the first year, customers will experience an initial rate reduction of $2.6 million and ongoing annual rate reductions are estimated to be $0.5 million thereafter. In addition, an environmental mechanism was approved that allows NW Natural to recover remediation costs.

New rates in Washington were effective beginning Nov. 1, 2019.

Water Utilities and Acquisitions
NW Natural Holdings' subsidiary, NW Natural Water Company, LLC (NW Natural Water), agreed in October to purchase Suncadia's water and wastewater utilities in Washington state and T&W water utility in Texas. The acquisitions are subject to customary closing conditions, including approvals by the respective Public Utility Commissions of Washington and Texas and are expected to close in 2020. Upon closing all outstanding transactions, NW Natural Water expects to serve about 62,000 people through nearly 25,000 connections and have invested nearly $110 million in the water sector.

Aggregate acquisitions are projected to be accretive to NW Natural Holdings’ earnings per share in the first full year of operations. While ongoing operations are not expected to have an immediately material impact on earnings, the acquisitions mark the Company's continued commitment to building a water platform that provides investors with a risk profile similar to NW Natural's regulated gas utility.

THIRD QUARTER RESULTS
The following financial comparisons are between results for the third quarter of 2019 and 2018 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' third quarter results are summarized by business segment in the table below:

	Three Months Ended September 30,
	2019		2018		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural Gas Distribution segment	$(19,570)	$(0.64)	$(11,983)	$(0.42)	$(7,587)	$(0.22)
Other	1,064	0.03	839	0.03	225	—
Consolidated	$(18,506)	$(0.61)	$(11,144)	$(0.39)	$(7,362)	$(0.22)

Diluted Shares		30,429		28,815		1,614

Natural Gas Distribution Segment
Natural Gas Distribution net loss was $19.6 million (or $0.64 per share) for 2019, compared to a net loss of $12.0 million (or $0.42 per share) for 2018. The net loss increased $7.6 million reflecting the seasonal nature of the gas utility's earnings and timing variances due to new rates from the Oregon general rate case being volumetrically recovered, whereas pension expenses are recognized evenly over the year, and income tax benefits associated with tax reform are recognized in alignment with pre-tax income. Net income is unaffected by these items on an annual basis.

Margin increased $0.7 million largely due to higher rates from the Oregon general rate case, revenue from storage services at our North Mist facility that commenced operations in May 2019, as well as customer growth of 1.6% over the last 12 months. This was offset by an adjustment to our tax reform deferral estimate in the third quarter of 2018 that was not repeated in 2019.

Operations and maintenance and other expense, net increased $3.6 million primarily due to higher pension expense in 2019. While pension costs are recovered on an annual basis through customer rates, there are timing differences on a quarterly basis as costs are recovered volumetrically in rates while corresponding expenses are incurred evenly throughout the year. In addition, other expense, net increased as the North Mist expansion project was completed resulting in lower allowance for funds used during construction (AFUDC).

Depreciation and interest expense combined increased $2.4 million related to higher property, plant, and equipment as we continue to invest in our natural gas utility system and facilities and have higher long-term debt balances to support these investments.

Income tax benefits declined $2.1 million as a result of returning deferred tax reform benefits to Oregon customers within volumetric base rates with corresponding deferred tax reform benefits recognized in income tax expense in alignment with pre-tax income.

YEAR-TO-DATE RESULTS
The following financial comparisons are between the first nine months of 2019 and the same period in 2018 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted. Non-GAAP financial measures exclude the effects of the regulatory pension disallowance in 2019 as these adjusted metrics provide a clearer view of operations, reflect how Management views financial results, and provide comparability to prior year results. See "Reconciliation to GAAP" for a detailed reconciliation of adjusted amounts.

NW Natural Holdings' year-to-date results are summarized by business segment in the table below:

	Nine Months Ended September 30,
	2019		2018		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural Gas Distribution segment	$22,848	$0.77	$24,930	$0.86	$(2,082)	$(0.09)
Regulatory pension disallowance, net	6,588	0.22	—	—	6,588	0.22
Adjusted Natural Gas Distribution segment[1]	29,436	0.99	24,930	0.86	4,506	0.13

Other	4,115	0.14	5,598	0.20	(1,483)	(0.06)

Consolidated	$26,963	$0.91	$30,528	$1.06	$(3,565)	$(0.15)
Adjusted Consolidated[1]	33,551	1.13	30,528	1.06	3,023	0.07

Diluted Shares		29,628		28,846		782

1
The 2019 adjusted natural gas distribution segment and adjusted consolidated net income from continuing operations are non-GAAP financial measures and exclude the effects of a regulatory disallowance of NW Natural's pension balancing account of $6.6 million after-tax (or $10.5 million pre-tax). See "Reconciliation to GAAP" for additional information.

Natural Gas Distribution Segment
Natural Gas Distribution segment net income decreased $2.1 million (or $0.09 per share). Results were affected by a $6.6 million after-tax disallowance of costs in the pension balancing account as ordered in the Oregon general rate case in March 2019. Excluding the effects of this disallowance, net income increased $4.5 million reflecting higher rates under the Oregon general rate case and customer growth, partially offset by higher operations and maintenance expense and a decline in other income.

Margin increased $23.6 million largely due to higher rates in Oregon as well as customer growth of 1.6% over the last 12 months, which collectively contributed $5.3 million. The North Mist expansion began providing storage services in May 2019 and contributed $5.3 million. Colder weather early in 2019 along with higher fee revenue from interruptible customers as a result of system restrictions contributed $3.3 million net of losses from the gas cost incentive sharing mechanism. Finally, as a result of the Oregon general rate case and order related to pensions, margin increased $10.6 million with no significant effect on net income as offsetting adjustments were recognized through expenses and income taxes.

Operations and maintenance expense increased $8.9 million reflecting $2.8 million of expense related to the disallowance of costs in the pension balancing account. In addition, as a result of the Oregon rate case, $5.5 million of costs were recognized with no significant effect on net income due to offsetting adjustments in margin and income taxes.

Depreciation expense increased $2.7 million related to higher property, plant, and equipment as we continue to invest in our natural gas utility system and facilities.

Other income, net decreased $14.9 million primarily due to $4.9 million of expense related to the disallowance of costs in the pension balancing account and $10.0 million of higher pension expense as we began collecting Oregon pension expenses through rates beginning Nov. 1, 2018 as well as implementing the Oregon rate case order. These costs had no significant effect on net income due to offsetting adjustments in margin and income taxes. As a result of beginning collections of the pension balancing account, $3.2 million of regulatory interest income was recognized related to the equity interest component of financing costs on the pension balancing account. Other income declined $2.5 million as a result of the completion of the North Mist expansion and recording lower AFUDC.

Interest expense increased $3.0 million primarily from higher long-term debt balances and higher commercial paper balances in the first half of 2019.

Tax expense reflected a $3.7 million benefit related to implementing the March order in the Oregon general rate case; however, as this offset higher expense, there was no significant resulting effect on net income.

Other
Other net income decreased $1.5 million (or $0.06 per share) reflecting lower asset management revenues from our Mist gas storage facility and non-operating expenses associated with developing the water business.

BALANCE SHEET AND CASH FLOWS
During the first nine months of 2019, the Company generated $155.3 million in operating cash flow and invested $160.8 million of capital expenditures in our natural gas distribution segment to support growth, safety, and technology and facility upgrades and $56.2 million for water acquisitions. Cash provided by financing activities was $67.9 million for the first nine months of 2019 or an increase of $38.8 million compared to the same period in 2018. The increase was primarily due to issuing $175 million of long-term debt and 1.4 million shares of NW Natural Holdings common stock in June 2019, partially offset by repayments of long- and short-term debt.

The Company continues to expect capital expenditures for 2019 to be in the range of $230 to $270 million to support gas utility customer growth and safety and reliability, as well as several projects.

2019 EARNINGS GUIDANCE
On March 1, 2019, NW Natural Holdings initiated 2019 earnings guidance from continuing operations in the range of $2.25 to $2.45 per share. As previously disclosed, this range did not incorporate a potential regulatory disallowance from an Oregon all-party settlement. On March 25, 2019, the OPUC issued an order requiring NW Natural to forego $10.5 million ($6.6 million after-tax or $0.22 per share) of costs associated with its pension balancing account. As a result of the disallowance, NW Natural Holdings' 2019 GAAP earnings guidance from continuing operations is expected to range from $2.02 to $2.22 per share. Excluding the pension disallowance on a non-GAAP basis, 2019 earnings guidance from continuing operations is expected to range from $2.25 to $2.45 per share.

This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant laws or regulations. The expected sale of Gill Ranch and the related gain, and any operating results associated with it, are not included in this guidance range, as they are, and are expected to continue to be, reported as Discontinued Operations.

DIVIDEND DECLARED
In October 2019, NW Natural Holdings' Board of Directors declared a quarterly dividend of 47.75 cents per share on NW Natural Holdings' common stock. The dividend is payable on November 15, 2019 to shareholders of record on October 31, 2019, reflecting an annual indicated dividend rate of $1.91 per share.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its third quarter 2019 financial and operating results.

Date and Time:	Tuesday, November 5 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110

The call will also be webcast in a listen-only format for the media and general public and can be accessed at nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is 10135561.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon, and through its subsidiaries has been doing business for 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company, LLC (NW Natural Water), and other business interests and activities.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through more than 750,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores.

NW Natural Holdings’ subsidiaries own and operate 35 Bcf of underground gas storage capacity with NW Natural operating 20 Bcf in Oregon.

NW Natural Water currently provides water distribution and wastewater services to communities throughout the Pacific Northwest and Texas. When current outstanding transactions close, NW Natural Water expects to serve approximately 62,000 people through nearly 25,000 connections. Learn more about our water business at nwnaturalwater.com.

Additional information is available at nwnaturalholdings.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, timing, goals, strategies, future events, investments, capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and integration thereof, dispositions and timing, completion and outcomes thereof, customer and business growth, customer satisfaction ratings, weather, customer rates or rate recovery, environmental remediation cost recoveries, the water utility strategy and financial effects of the related pending water acquisitions, operating plans of third parties, financial results, including estimated income, liquidity, expenses, positions, revenues, returns, timing, and earnings and earnings guidance, dividends, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, regulatory prudence reviews, anticipated regulatory actions or filings, expectations, recovery of pension expense, accounting treatment of future events, effects of changes in laws or regulations, including tax reform, and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Presentation of Non-GAAP Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures exclude the regulatory pension disallowance in 2019, which is a non-GAAP financial measure. The Company presents net income and EPS excluding this item along with the GAAP measures to illustrate the magnitude of this item on ongoing business and operational results. Although the excluded amount is properly included in the determination of this item under GAAP, the Company believes the amount and nature of such an item makes period-to-period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references to EPS are on the basis of diluted shares. The Company uses such non-GAAP financial measures to analyze financial performance because the Company believes they provide useful information to investors and creditors in evaluating the Company's financial condition and results of operations.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Third Quarter 2019
	Three Months Ended			Nine Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	September 30,			September 30,			September 30,
	2019	2018	Change	2019	2018	Change	2019	2018	Change
Operating revenues	$90,317	$91,239	(1)%	$499,108	$479,441	4%	$725,810	$718,065	1%

Operating expenses:
Cost of gas	22,603	25,538	(11)	163,167	175,697	(7)	242,989	276,637	(12)
Operations and maintenance	40,886	37,569	9	131,854	115,120	15	173,432	160,767	8
Environmental remediation	967	1,022	(5)	7,258	7,528	(4)	10,857	11,899	(9)
General taxes	7,993	7,589	5	24,899	24,792	—	32,279	32,008	1
Revenue taxes	3,534	3,522	—	19,956	20,731	(4)	29,307	20,731	41
Depreciation and amortization	23,375	21,485	9	67,334	63,507	6	88,983	84,031	6
Other operating expenses	593	625	(5)	2,131	2,157	(1)	3,201	2,157	48
Total operating expenses	99,951	97,350	3	416,599	409,532	2	581,048	588,230	(1)
Income (loss) from operations	(9,634)	(6,111)	58	82,509	69,909	18	144,762	129,835	11
Other income (expense), net	(2,267)	(312)	NM	(18,782)	(1,139)	NM	(21,244)	(810)	NM
Interest expense, net	10,948	9,006	22	31,807	27,051	18	41,815	36,266	15
Income (loss) before income taxes	(22,849)	(15,429)	48	31,920	41,719	(23)	81,703	92,759	(12)
Income tax (benefit) expense	(4,343)	(4,285)	1	4,957	11,191	(56)	17,957	27,743	(35)
Net income (loss) from continuing operations	(18,506)	(11,144)	66	26,963	30,528	(12)	63,746	65,016	(2)
Loss from discontinued operations, net of tax	(795)	(650)	22	(1,968)	(1,783)	10	(2,927)	(126,438)	(98)
Net income (loss)	$(19,301)	$(11,794)	64	$24,995	$28,745	(13)	$60,819	$(61,422)	(199)

Common shares outstanding:
Average diluted for period	30,429	28,815		29,628	28,846		29,451	28,831
End of period	30,422	28,844		30,422	28,844		30,422	28,844

Per share of common stock information:
Diluted earnings (loss) from continuing operations	$(0.61)	$(0.39)		$0.91	$1.06		$2.16	$2.26
Diluted loss from discontinued operations, net of tax	(0.02)	(0.02)		(0.07)	(0.06)		(0.09)	(4.39)
Diluted earnings (loss)	(0.63)	(0.41)		0.84	1.00		2.07	(2.13)
Dividends paid per share	0.4750	0.4725		1.4250	1.4175		1.9000	1.8900
Book value, end of period	27.77	25.57		27.77	25.57		27.77	25.57
Market closing price, end of period	71.34	66.90		71.34	66.90		71.34	66.90

Capital structure, end of period:
Common stock equity	46.6%	44.8%		46.6%	44.8%		46.6%	44.8%
Long-term debt	44.5	44		44.5%	44.0%		44.5%	44.0%
Short-term debt (including current maturities of long-term debt)	8.9	11.2		8.9%	11.2%		8.9%	11.2%
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	755,458	743,386	1.6%	755,458	743,386	1.6%	755,458	743,386	1.6%
Volumes in therms:
Residential and commercial sales	60,427	57,368		480,987	439,024		703,126	683,444
Industrial sales and transportation	107,596	104,730		348,821	347,420		468,441	477,390
Total volumes sold and delivered	168,023	162,098		829,808	786,444		1,171,567	1,160,834
Operating revenues:
Residential and commercial sales	$65,206	$68,768		$419,502	$420,878		$620,406	$638,225
Industrial sales and transportation	12,280	12,780		40,511	43,572		55,652	60,315
Other distribution revenues	430	3,417		12,678	(3,144)		15,716	(2,202)
Other regulated services	5,147	112		7,397	219		7,437	—
Total operating revenues	83,063	85,077		480,088	461,525		699,211	696,338
Less: Cost of gas	22,659	25,593		163,335	175,864		243,214	277,028
Less: Environmental remediation expense	967	1,022		7,258	7,528		10,857	11,899
Less: Revenue taxes	3,534	3,522		19,956	20,731		29,307	26,549
Margin, net	$55,903	$54,940		$289,539	$257,402		$415,833	$380,862
Degree days:
Average (25-year average)	9	10		1,646	1,637		2,723	2,705
Actual	28	—	NM	1,638	1,449	13%	2,502	2,526	(1)%
Percent colder (warmer) than average weather	NM	NM		—%	(11)%		(8)%	(7)%
NM = Not Meaningful calculation

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	September 30,
In thousands	2019	2018
Assets:
Current assets:
Cash and cash equivalents	$10,522	$29,965
Accounts receivable	29,617	25,125
Accrued unbilled revenue	17,934	16,351
Allowance for uncollectible accounts	(180)	(394)
Regulatory assets	47,996	41,241
Derivative instruments	5,987	2,871
Inventories	41,230	53,064
Gas reserves	16,392	16,916
Other current assets	18,617	20,376
Discontinued operations current assets	14,612	12,644
Total current assets	202,727	218,159
Non-current assets:
Property, plant, and equipment	3,416,718	3,370,388
Less: Accumulated depreciation	1,027,330	996,994
Total property, plant, and equipment, net	2,389,388	2,373,394
Gas reserves	51,978	70,556
Regulatory assets	313,890	333,917
Derivative instruments	1,610	861
Other investments	63,018	65,113
Operating lease right of use asset	3,917	—
Assets under sales-type leases	147,918	—
Goodwill	49,333	6,563
Other non-current assets	27,839	12,844
Total non-current assets	3,048,891	2,863,248
Total assets	$3,251,618	$3,081,407
Liabilities and equity:
Current liabilities:
Short-term debt	$65,580	$100,500
Current maturities of long-term debt	94,671	84,940
Accounts payable	76,197	80,143
Taxes accrued	13,382	13,074
Interest accrued	10,406	9,453
Regulatory liabilities	37,573	37,504
Derivative instruments	4,156	8,828
Operating lease liabilities	3,171	—
Other current liabilities	39,873	35,497
Discontinued operations current liabilities	13,399	13,003
Total current liabilities	358,408	382,942
Long-term debt	806,014	724,654
Deferred credits and other non-current liabilities:
Deferred tax liabilities	284,625	274,315
Regulatory liabilities	615,813	606,175
Pension and other postretirement benefit liabilities	215,007	212,249
Derivative instruments	2,998	3,016
Operating lease liabilities	732	—
Other non-current liabilities	123,352	140,475
Total deferred credits and other non-current liabilities	1,242,527	1,236,230
Equity:
Common stock	556,623	455,499
Retained earnings	296,256	290,059
Accumulated other comprehensive loss	(8,210)	(7,977)
Total equity	844,669	737,581
Total liabilities and equity	$3,251,618	$3,081,407

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Nine Months Ended September 30,
In thousands	2019	2018
Operating activities:
Net income	$24,995	$28,745
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	67,334	63,507
Regulatory amortization of gas reserves	14,474	12,056
Deferred income taxes	2,471	3,954
Qualified defined benefit pension plan expense	10,464	4,450
Contributions to qualified defined benefit pension plans	(7,810)	(11,690)
Deferred environmental expenditures, net	(10,992)	(10,547)
Amortization of environmental remediation	7,258	7,528
Regulatory revenue recovery deferral from TCJA	742	6,983
Regulatory disallowance of pension costs	10,500	—
Other	9,058	1,541
Changes in assets and liabilities:
Receivables, net	80,205	83,194
Inventories	(3,293)	(5,134)
Income and other taxes	21,510	(5,809)
Accounts payable	(31,767)	(22,929)
Interest accrued	3,100	2,680
Deferred gas costs	(47,085)	2,372
Decoupling mechanism	11,095	2,915
Other, net	(6,713)	(6,503)
Discontinued operations	(255)	1,216
Cash provided by operating activities	155,291	158,529
Investing activities:
Capital expenditures	(152,993)	(158,795)
Acquisitions, net of cash acquired	(56,189)	136
Other	(15,460)	(1,797)
Discontinued operations	(648)	(619)
Cash used in investing activities	(225,290)	(161,075)
Financing activities:
Proceeds from stock options exercised	1,723	1,368
Proceeds from common stock issued	93,182	—
Long-term debt issued	175,000	50,000
Long-term debt retired	(10,000)	(22,000)
Change in short-term debt	(152,040)	46,300
Stock purchases related to acquisitions	—	(7,951)
Cash dividend payments on common stock	(39,605)	(38,387)
Other	(372)	(291)
Cash provided by (used in) financing activities	67,888	29,039
Increase in cash and cash equivalents	(2,111)	26,493
Cash and cash equivalents, beginning of period	12,633	3,472
Cash and cash equivalents, end of period	$10,522	$29,965

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$27,736	$22,821
Income taxes paid (refunded), net	(6,096)	22,047

NORTHWEST NATURAL HOLDINGS
Reconciliation to GAAP (Unaudited)
Year-to-Date Results 2019
	Nine Months Ended September 30,
	2019		2018
In thousands, except per share data	Amount	Per Share	Amount	Per Share
CONSOLIDATED
GAAP net income from continuing operations	$26,963	$0.91	$30,528	$1.06
Regulatory pension disallowance	10,500	0.35	—	—
Income tax effect of regulatory disallowance[1]	(3,912)	(0.13)	—	—
Adjusted net income from continuing operations	$33,551	$1.13	$30,528	$1.06

Diluted shares		29,628		28,846

NATURAL GAS DISTRIBUTION SEGMENT
GAAP net income	$22,848	$0.77	$24,930	$0.86
Regulatory pension disallowance	10,500	0.35	—	—
Income tax effect of regulatory disallowance[1]	(3,912)	(0.13)	—	—
Adjusted net income	$29,436	$0.99	$24,930	$0.86

1
Regulatory disallowance related to the pension balancing account was recognized in the first quarter of 2019. Tax effect of adjustment was calculated using a combined federal and state statutory rate of 26.5% and reducing the disallowance by a $1.1 million deferred taxes specifically associated with the pension balancing account.